Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Names Charles M. Brown President and Chief Operating Officer Focused On Pump and Pool Markets

Brown’s new role in water underscores company’s focus on growth

GOLDEN VALLEY, Minn. — March 30, 2005 — Pentair (NYSE: PNR) today announced that Charles M. Brown will rejoin the company as president and chief operating officer of Pentair Water Group’s Pump and Pool operations, effective April 4. This newly created position will report to the Office of the Chairman, which consists of Pentair Chairman and Chief Executive Officer Randall J. Hogan and Vice Chairman Richard J. Cathcart. Brown had served as president and chief operating officer of Pentair’s Tools Group from 2003 until it was acquired by Black & Decker Corporation in October 2004.

“I am delighted Charley is rejoining Pentair, where his talent will be deployed in water, our largest group and one with high market growth potential,” said Hogan. “Charley is a proven leader with a demonstrated understanding of Pentair’s values and operating disciplines. His leadership, combined with the already strong leadership in our Water Group, will accelerate growth and capture even greater benefits from Pentair’s operating initiatives.”

Hogan added, “The water markets remain an attractive opportunity for Pentair. This appointment is another example of our commitment to deploy talent to capture growth opportunities and drive shareholder value.” In February, the company named Cathcart vice chairman with new responsibilities for international growth and business development in addition to his continuing role as strategic leader of the Water Group. Brown’s appointment supplements Cathcart’s strategic leadership with an intensified focus in the Pump and Pool and Spa operations.

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Brown rejoins Pentair from Black & Decker, where he assisted in the integration of the former Pentair Tools business. Prior to 2003, when he first joined Pentair, Brown served as president of Aqua Glass Corporation, a unit of Masco Corporation, a position he had held since 1996. From 1993 to 1996, Brown served as vice president of marketing for Delta Faucet, another Masco business, where he was responsible for worldwide marketing and strategic planning.

From 1988 to 1993, Brown held a series of progressively responsible positions with Black & Decker. Prior to that, he was a product director with the McNeil Consumer Products Division of Johnson & Johnson. Brown holds a bachelor’s degree in economics and political science from Cornell University in Ithaca, NY, and a master’s of business administration from the Kellogg Graduate School of Management at Northwestern University in Evanston, Illinois.

Pentair Pump is a leader in the global water and wastewater pump industry. It serves a range of markets including residential, commercial and municipal applications for sump, well and waste water; turf and agricultural spraying and irrigation; fire protection; car wash; marine; heating, ventilation and air conditioning; and water treatment. Pentair Pump products range from light-duty diaphragm pumps to high-flow turbine pumps and solid handling pumps designed for water and wastewater applications, agricultural spraying, as well as pressure tanks for residential applications. Pentair Pump brands include STA-RITE, Myers, Hypro, Hydromatic and Fairbanks Morse, among others. Bill Waltz, president and general manager of Pump operations, will report to Brown.

Pentair Water Pool and Spa is the leading global manufacturer of pool and spa equipment and accessories used for residential and commercial pools and spas, water parks and commercial aquariums. The business serves the residential, commercial, and municipal markets for domestic and international in-ground and above-ground pools, spas, jetted tubs, aquarium, pond and aquaculture applications. Pentair Water Pool and Spa offers a complete line of commercial and residential pool and spa equipment and accessories including pumps, filters, heaters, lights, colored lighting, automated controls, automatic pool cleaners, commercial deck equipment, barbeque deck islands, aquatic pond products and accessories, pool tile and interior finishing surfaces, maintenance equipment, spa/jetted tub hydrotherapy fittings and pool/spa accessories. Pentair Pool and Spa brands include Pentair Pool Products, Sta-Rite, National Pool Tile Group, Paragon Aquatics, Pentair Aquatics and Kreepy Krauly, among others. Scott Levin, president and general manager of Pool and Spa operations, will also report to Brown.

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About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues from continuing operations of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate the WICOR acquisition successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts
Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com